UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No.)

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            NEUBERGER BERMAN REAL ESTATE SECURITIES INCOME FUND INC.
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                (Name of Registrant as Specified In Its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NEUBERGER BERMAN MANAGEMENT INC.                 -------------------------
605 Third Avenue                                     NEUBERGER BERMAN
New York, NY 10158-3698                           ------------------------
Tel 212.476.9000                                A Lehman Brothers Company




MEDIA CONTACT:                                      INVESTOR INFORMATION:
Brian Finnegan                                      (877) 461-1899
Lehman Brothers
(212) 526-0061


            BOARDS OF NEUBERGER BERMAN REAL ESTATE SECURITIES INCOME
             FUND INC. AND NEUBERGER BERMAN REALTY INCOME FUND INC.
                      ANNOUNCE EXTENSION OF TIME TO SUBMIT
                              STOCKHOLDER PROPOSALS

NEW YORK, NY, January 16, 2008 ... Neuberger Berman Real Estate Securities Income Fund Inc. (AMEX: NRO) and Neuberger Berman Realty Income Fund Inc. (NYSE:
NRI) announced today that in order to move the deadline beyond the scheduled vote to reorganize NRI into NRO, the Boards of Directors have extended to February 15, 2008 the deadline by which stockholder nominations and proposals must be received to be considered at the 2008 annual stockholder meeting. The Boards made this determination to simplify the dynamics of corporate governance relating to the potential reorganization of the Funds.

In light of the current real estate market conditions and the upcoming stockholder vote on the reorganization, the Investment Performance Committees and Closed-End Fund Committees of the Funds' Boards of Directors today held the latest in a series of meetings to review, among other things, performance of real estate funds managed by Neuberger Berman Management Inc. ("Neuberger Berman"). Among the factors that the Committees considered were the current real

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estate markets, the tightness of credit, the general economic climate and concerns over the possibility of a recession. The Committees, each of which contains a majority of independent directors, noted that for the three-year period and the quarter ending December 31, 2007, the Funds outperformed the Lipper Real Estate Closed-End Funds Category average on both an NAV and a market basis, and for the year ended December 31, outperformed the peer group on a market basis. The Committees also found that for the same periods, both Funds outperformed on both a market and an NAV basis a group of 12 real estate closed-end funds selected by Neuberger Berman as being more comparable than the Lipper group. Finally, the Committees considered performance of exchange traded funds ("ETFs") relative to that of the Funds and concluded that such a comparison is inappropriate because ETFs, unlike NRI and NRO, generally do not invest to provide significant income nor do they typically make significant use of leverage. The Committees discussed strategies, alternatives, and the advisability of taking actions that would require significant selling of portfolio securities into the current market.

The Committees, including all of the independent members, continue to be satisfied with Neuberger Berman's appropriately careful and thoughtful approach to a difficult market. The Boards determined to continue to recommend the reorganization of NRI into NRO, which would result in a significantly larger domestic real estate closed-end fund managed by Neuberger Berman.

Neuberger Berman Management Inc., each Fund's investment manager, is a subsidiary of Neuberger Berman Inc., an investment advisory company serving

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individuals, families, and taxable and non-taxable institutions with a broad range of investment products, services and strategies. A Lehman Brothers company, Neuberger Berman engages in wealth management services including private asset management, tax and financial planning, and personal and institutional trust services; mutual funds, institutional management and alternative investments; and professional securities services. For further information about Neuberger Berman please visit www.nb.com.

Lehman Brothers (ticker symbol: LEH), an innovator in global finance, serves the financial needs of corporations, governments and municipalities, institutional clients and high-net-worth individuals worldwide. Founded in 1850, Lehman Brothers maintains leadership positions in equity and fixed income sales, trading and research, investment banking, private investment management, asset management and private equity. The Firm is headquartered in New York, with regional headquarters in London and Tokyo, and operates in a network of offices around the world. For further information about Lehman Brothers' services, products and recruitment opportunities, visit the Firms' web site at www.lehman.com.


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Statements made in this release that look forward in time involve risks and uncertainties and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such risks and uncertainties include, without limitation, the adverse effect from a decline in the securities markets or a decline in a Fund's performance, a general downturn in the economy, competition from other closed-end investment companies, changes in government policy or regulation, inability of a Fund's investment adviser to attract or retain key employees, inability of a Fund to implement its investment strategy, inability of a Fund to manage rapid expansion and unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations. A Fund's past performance is no guarantee of its future performance on either an absolute or a relative basis.